EXHIBIT 99.1

NEWS RELEASE

Enbridge Inc. Reports Strong Second Quarter 2018 Results and Significant Progress on Strategic Priorities

CALGARY, ALBERTA - August 3, 2018 - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported second quarter 2018 financial results and provided a quarterly business update.

SECOND QUARTER 2018 HIGHLIGHTS
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•
GAAP earnings were $1,071 million or $0.63 per common share for the second quarter, compared to $919 million or $0.56 per common share in the second quarter of 2017, both including the impact of a number of unusual, non-recurring or non-operating factors

•	Adjusted earnings were $1,094 million or $0.65 per common share for the second quarter, compared to $662 million or $0.41 per common share in the second quarter of 2017

•	Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) were $3,165 million for the second quarter, compared to $2,581 million in the second quarter of 2017

•	Cash Provided by Operating Activities was $3,344 million for the second quarter, compared to $1,971 million for the second quarter of 2017

•	Distributable Cash Flow (DCF) was $1,858 million for the second quarter, compared to $1,324 million for the second quarter of 2017

•	On track to achieve financial guidance for 2018, with outlook for DCF per share expected to be in the upper half of the guidance range of $4.15 to $4.45 per share

•	Continued strong operational performance across all business segments, including another quarter of record average throughput on the Liquids Mainline System

•
Approximately $7 billion of new projects on track to come into service in 2018, $1.6 billion of which have been brought into service year to date, including the Rampion U.K. offshore wind farm which had all turbines operational in the second quarter

•
Minnesota Public Utilities Commission (MPUC) voted in favor of the issuance of the Certificate of Need and Route Permit for the Line 3 Replacement Project; construction well underway in Canada and is now complete in Wisconsin

•
Agreements announced to sell $7.5 billion of non-core assets, significantly above the Company's original target of $3 billion for 2018, which will accelerate de-leveraging, provide increased financial flexibility and further focus the Company on its low-risk pipeline and utility businesses

•	Proposals to the Boards of Enbridge's Sponsored Vehicles to acquire, in separate combination transactions, all of the outstanding equity securities not already beneficially owned by Enbridge

CEO COMMENT

"We’re very pleased with our strong financial results this quarter and the year is shaping up well," commented Al Monaco, President and Chief Executive Officer of Enbridge. "The results reflect strong operational performance across all of our core businesses, including the Liquids Mainline System where we moved record average volumes. We're also seeing increasing cash flow from the more than $12 billion of new projects brought into service over the past year. The solid financial performance and diversity of growth from our recently acquired natural gas transmission and utility businesses, together with the continued realization of cost synergies, is clearly proving out the value of the Spectra Energy acquisition completed last year. At the mid-point of the year, we remain confident in achieving our financial guidance for 2018, and we now expect to be in the top half of our DCF per share guidance range.

"We’re equally pleased with the progress we've made on our strategic priorities since we announced the post-acquisition long range strategic plan last November. In the past three months alone we’ve entered into agreements to sell or monetize $7.5 billion in non-core assets at strong valuations, which more than doubles our original plan target of $3 billion. In addition, we’ve made significant progress on accelerating de-leveraging of our balance sheet and we’ve announced the intention to simplify our corporate structure. Proposals have been delivered to the Boards of our Sponsored Vehicles to purchase all of the outstanding public ownership in each. These proposed transactions would bring in all of the core assets under one publicly traded vehicle, Enbridge Inc., with greater diversification, increased trading liquidity, an enhanced credit profile and greater transparency of cash flows.

"Execution of our $22 billion secured capital program is also nicely on track. With the Minnesota PUC approval of the Certificate of Need and Route Permit on the Line 3 Replacement Project, we reached a critical milestone for Enbridge and our customers, and we remain on track with cost and schedule. Our $7 billion slate of 2018 projects are also advancing as planned, with the Valley Crossing and Nexus gas transmission lines due to come into service in the second half of the year.

"In summary, it was a busy and productive quarter. We continue to deliver strong and reliable operating and financial performance from the base businesses and we're executing on the strategic priorities that will position Enbridge for success going forward. We believe that these actions will surface significant value from what we see as the premium energy infrastructure assets in North America," concluded Mr. Monaco.

FINANCIAL RESULTS SUMMARY

Financial results for the three and six months ended June 30, 2018, are summarized in the table below:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,071	919	1,516	1,557
GAAP Earnings per common share	0.63	0.56	0.90	1.11
Cash provided by operating activities	3,344	1,971	6,538	3,747
Adjusted EBITDA[1]	3,165	2,581	6,571	4,768
Adjusted Earnings[1]	1,094	662	2,469	1,337
Adjusted Earnings per common share[1]	0.65	0.41	1.47	0.95
Distributable Cash Flow[1,2]	1,858	1,324	4,170	2,539
Weighted average common shares outstanding	1,695	1,628	1,690	1,404

1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as an Appendix to this news release.

2 Formerly referred to as Available Cash Flow From Operations (ACFFO). Calculation methodology remains unchanged.

GAAP earnings attributable to common shareholders for the second quarter of 2018, increased by $152 million or $0.07 per share compared to the same period in 2017, as a result of strong business performance described below, partially offset by the impact of a number of unusual, non-recurring or non-operating factors.

Adjusted earnings in the second quarter of 2018 increased by $432 million or $0.24 per share compared to the same period in 2017. The increase was primarily driven by strong operating results from all of the Company's business units, new projects coming into service in the Liquids Pipelines, Gas Transmission and Midstream, Green Power and Gas Distribution segments, lower operating costs, synergy realization from the Spectra Energy acquisition and more favourable foreign exchange hedge rates.

DCF for the second quarter was $1,858 million, an increase of $534 million over the comparable prior period in 2017, driven largely by the same factors noted above.

Detailed segmented financial information and analysis can be found below under the section Adjusted EBITDA by Segments.

PROJECT EXECUTION UPDATE

Enbridge continues to make good progress executing its $22 billion secured growth capital program. The individual projects that make up the secured program are all supported by long-term take-or-pay contracts, cost-of-service frameworks or similar low-risk commercial arrangements and are diversified across a wide range of business platforms and regulatory jurisdictions.

In the first half of 2018, the Company brought $1.6 billion of commercially secured projects into service, substantially on time and on budget. This included the US$0.2 billion Stampede Offshore oil lateral in the Gulf of Mexico that extends the Company's offshore footprint in the

Green Canyon corridor, the $0.4 billion High Pine and the $0.2 billion Wyndwood pipeline expansions to enhance natural gas transmission capacity on the T-North section of the B.C. pipeline system, and most recently, the $0.8 billion (Enbridge's 24.9% share of the total project cost) Rampion offshore wind farm in the U.K. Rampion is the first of Enbridge’s investments in European offshore wind projects to commence operations. The Company worked closely with project lead E.ON in the development and construction of this facility and is applying this expertise to the development and execution of its offshore generation projects.

In total, $7 billion of projects are expected to come into service this year, including two of significant size. The US$1.3 billion (Enbridge's 50% share of the total project cost) NEXUS natural gas pipeline that will transport gas from the Marcellus and Utica basins to the upper Midwest and Canadian markets is progressing well with construction well advanced in Ohio and Michigan and remains on track for completion late in the third quarter. The US$1.6 billion Valley Crossing project, which will supply 2.6 Bcf of gas into the Mexican market, has substantially completed its onshore and offshore pipeline installation and is on track to go into service in the fourth quarter of 2018.

LINE 3 REPLACEMENT UPDATE

The $9 billion Line 3 Replacement Project is a critical integrity replacement project that will enhance the safety and reliability of the Enbridge Liquids Mainline System and provide incremental export capacity to Western Canadian producers and increased security of supply for key refining markets along the Mainline system, as well as to markets further downstream.

The project continues to progress well on several fronts. In Canada, the first phase of pipeline construction is complete, with approximately 40% of the pipe now laid, and the remaining segments to advance construction later this year. In the U.S., the pipeline replacement work in Wisconsin is now complete and has been placed into service.

In Minnesota, on June 28, the MPUC voted in favor of issuing a Certificate of Need and a Route Permit for the project. A written order documenting the MPUC’s rulings in these dockets is expected to be issued by September 2018. In addition to the MPUC’s approval, permits are also required from the U.S. Army Corps of Engineers, state agencies (including the Minnesota Department of Natural Resources and the Minnesota Pollution Control Agency) and local governments in Minnesota. The Company anticipates the receipt of such permits in time to begin construction activities during the first quarter of 2019, and continues to anticipate an in-service date for the project in the second half of 2019.

FINANCING UPDATE

In late November of 2017, Enbridge released the details of its updated strategic plan and outlook which included, among other things, a renewed focus on low risk pipeline and utility businesses. It also set out a clear plan with respect to financing the current $22 billion secured growth capital program through 2020. The plan included common and hybrid equity issuances as well as $3 billion of non-core asset sales in 2018 in order to accelerate planned de-leveraging and achieve a long-term target Debt:EBITDA ratio of 5x by the end of 2018.

Midway through 2018, the Company has substantially accomplished this financing plan. Since December 2017, Enbridge has issued $1.5 billion of common equity, $3.1 billion of hybrid instruments in institutional and retail markets in Canada and the U.S., and has used a significant portion of these proceeds to fund the growth capital program and pay down senior debt.

The Company has now announced over $7.5 billion of non-core asset sales and monetizations, well in excess of the $3 billion targeted in the financing plan. On July 4, the Company entered into definitive agreements to sell its Canadian natural gas gathering and processing business (Canadian G&P) in the Montney, Peace River Arch, Horn River and Liard basins in B.C. and Alberta to Brookfield Infrastructure Partners L.P. for a cash purchase price of $4.31 billion. The transaction is expected to close in two steps, with roughly 60% of the proceeds expected to be received later this year and the remainder in mid-2019. This follows announcements by the Company in May of agreements to sell its U.S. natural gas gathering and processing business and a portion of the renewables business for gross proceeds of approximately $1.4 billion (US$1.1 billion) and $1.75 billion, respectively. Both of these transactions closed on August 1.

The sale of the Canadian G&P assets will provide the Company with significant additional financial flexibility to strengthen the balance sheet and fund the secured growth program. Use of proceeds will ultimately be determined closer to closing of the Canadian G&P transaction, and could include further debt repayment, replacement of other financings or elimination of the DRIP earlier than anticipated within the current planning horizon.

REVISED FERC POLICY ON TREATMENT OF INCOME TAXES

On March 15, 2018, the Federal Energy Regulatory Commission (FERC) revised a long standing policy announcing that it would no longer permit entities organized as Master Limited Partnerships (MLPs) to recover an income tax allowance for interstate pipeline assets with cost-of-service rates. The announcement of the Revised Policy Statement was accompanied by: (i) a Notice of Proposed Rulemaking proposing interstate natural gas pipelines file a one-time report to quantify the impact of the federal income tax rate reduction and the impact of the revised Policy Statement on each pipeline; and (ii) a Notice of Inquiry seeking comment on how FERC should address changes related to accumulated deferred income taxes and bonus depreciation.
We hold our United States liquids and natural gas pipelines through a number of different ownership structures, including MLPs. SEP and EEP have responded to the FERC announcement regarding tax allowance, both directly and through industry associations, objecting to the change in FERC policy and requesting a re-hearing. On April 27, 2018, the FERC issued a tolling order for the purpose of affording it additional time for consideration of matters raised on rehearing. These FERC announcements have adversely affected MLPs generally.

On July 18, 2018,  the FERC issued an Order that: (1) dismissed all requests for rehearing of its March 15, 2018 revised policy statement and explained that its revised policy statement does not establish a binding rule, but is instead an expression of general policy that the Commission intends to follow in the future; and (2) provides guidance that if an MLP or other tax pass-through pipeline eliminates its income tax allowance from its cost of service pursuant to FERC’s Revised Policy Statement, then Accumulated Deferred Income Taxes (ADIT) will similarly be removed from its cost of service and MLP pipelines may also eliminate previously-accumulated sums in ADIT instead of flowing ADIT balances back to ratepayers. As a statement of general policy, the FERC will consider alternative application of its tax allowance and ADIT policy on a case-by-case basis.

There are many uncertainties with regards to the implementation of the recent FERC actions, including the potential for different outcomes as the result of a rate case or customer challenges. While there will be varying impacts to each of our sponsored vehicles, on a consolidated basis Enbridge does not expect a material impact to its results of operations or cash flows over the 2018 to 2020 horizon. Under the International Joint Toll mechanism on the Mainline System, anticipated reductions in the EEP tariff arising from the FERC order would create an offsetting revenue increase on the Canadian Mainline system owned by the Fund Group. At SEP, if implemented as announced, and ultimately supported through a rate case, the ability to eliminate ADIT from cost of service would likely offset the elimination of an income tax allowance in cost of service rates.
SIMPLIFICATION OF CORPORATE STRUCTURE
On May 17, the Company announced it had made, on behalf of itself and certain of its wholly owned US subsidiaries, separate all-share proposals to the respective boards of directors of its sponsored vehicles, Spectra Energy Partners, LP (NYSE: SEP), Enbridge Energy Partners, L.P. (NYSE: EEP), Enbridge Energy Management, L.L.C (NYSE: EEQ) and Enbridge Income Fund Holdings Inc. (TSX: ENF), to acquire, in separate combination transactions, all of the outstanding equity securities of those sponsored vehicles not beneficially owned by Enbridge.

The July 18 FERC Order does not alter Enbridge’s strategy to pursue the corporate simplification. The proposals remain unchanged and are currently with the Independent Committees of the boards for their consideration. The Company believes that the fixed equity exchange ratios continue to reflect fair value for the equity securities of each vehicle. At the valuations proposed, these transactions are expected to be approximately neutral to Enbridge's three-year financial guidance and positive to Enbridge's post-2020 outlook due to tax and other synergies.

SECOND QUARTER 2018 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders, and cash provided by operating activities for the second quarter of 2018.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Liquids Pipelines	1,322	1,657	2,478	3,137
Gas Transmission and Midstream	1,014	932	1,140	1,407
Gas Distribution	370	310	1,006	697
Green Power and Transmission	126	101	235	202
Energy Services	35	(17)	204	139
Eliminations and Other	(118)	(16)	(397)	(314)
EBITDA	2,749	2,967	4,666	5,268

Earnings attributable to common shareholders	1,071	919	1,516	1,557

Cash provided by operating activities	3,344	1,971	6,538	3,747

For purposes of evaluating performance, the Company makes adjustments for unusual, non-recurring or non-operating factors to GAAP reported earnings, segment EBITDA, and cash flow provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of the underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per common share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,629	1,324	3,256	2,649
Gas Transmission and Midstream	1,032	917	2,078	1,389
Gas Distribution	369	310	1,015	691
Green Power and Transmission	125	101	264	202
Energy Services	62	(3)	84	(7)
Eliminations and Other	(52)	(68)	(126)	(156)
Adjusted EBITDA[1]	3,165	2,581	6,571	4,768
Maintenance capital	(294)	(374)	(459)	(556)
Interest expense[1]	(703)	(631)	(1,355)	(1,110)
Current income tax[1]	(82)	(42)	(157)	(83)
Distributions to noncontrolling interests and redeemable noncontrolling interests	(306)	(258)	(599)	(503)
Cash distributions in excess of equity earnings[1]	114	96	177	94
Preference share dividends	(87)	(81)	(174)	(164)
Other receipts of cash not recognized in revenue[2]	28	64	104	111
Other non-cash adjustments	23	(31)	62	(18)
DCF	1,858	1,324	4,170	2,539
Weighted average common shares outstanding	1,695	1,628	1,690	1,404

1	Presented net of adjusting items.

2	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

For the first half of 2018, the Company’s key financial metrics, DCF, adjusted EBITDA and adjusted earnings have increased compared to the comparative 2017 period due in part to the timing of the merger with Spectra Energy Corp (the Merger Transaction) which closed on February 27, 2017.

The second quarter of 2018 reflects the first full period which allows for a consistent year-over-year comparison post Merger Transaction for all of the key financial metrics. As such, this news release will primarily focus on variance analysis and explanations for the second quarter results.

Second quarter 2018 DCF increased by $534 million compared to the same period in 2017. The key drivers of quarter-over-quarter growth are summarized below:

•
An increase in adjusted EBITDA primarily due to strong business performance and incremental contribution from new projects placed into service across many business segments since the second quarter of last year. For further detail on business performance refer to Adjusted EBITDA by Segments.

•
Lower maintenance capital due to the timing of maintenance requirements later in 2018 as well as higher spending in Liquids Pipelines and Gas Transmission and Midstream in 2017 on specific program spending that has now ended. The full year maintenance capital spending forecast remains unchanged.

•	Higher distributions from equity investments as a result of new equity investments placed into service during or after second quarter of 2017.

Partially offsetting the DCF growth drivers noted above were:

•
Higher distributions to redeemable noncontrolling interests in Enbridge Income Fund, Enbridge Commercial Trust, Enbridge Income Partners LP and the subsidiaries and investees of Enbridge Income Partners LP (the Fund Group) as a result of increased public ownership in the Fund Group and an increase in the Fund Group distribution per unit in January 2018.

•	Higher distributions to noncontrolling interests in Spectra Energy Partners, LP due to increases in the distribution per unit each quarter.

•	Higher financing costs resulting from incremental debt, preferred shares and hybrid securities issued to fund the Company's growth program.

ADJUSTED EARNINGS	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA	3,165	2,581	6,571	4,768
Depreciation and amortization	(829)	(868)	(1,653)	(1,540)
Interest expense[1]	(677)	(588)	(1,299)	(1,053)
Income taxes[1]	(233)	(194)	(489)	(338)
Noncontrolling interests and redeemable noncontrolling interests[1]	(243)	(188)	(483)	(336)
Preference share dividends	(89)	(81)	(178)	(164)
Adjusted earnings	1,094	662	2,469	1,337
Adjusted earnings per common share	0.65	0.41	1.47	0.95

1	Presented net of adjusting items.

Adjusted earnings increased by $432 million for the second quarter of 2018 compared to the same period in 2017. Growth in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Distributable Cash Flow above. Other notable quarter-over-quarter drivers were:

•
Lower depreciation and amortization expense as a result of ceasing to record depreciation expense for assets which have been classified as assets held for sale, following execution of asset sales agreements that will close later in the year.

•	Higher financing costs resulting from incremental debt, preferred shares and hybrid securities issued to fund the Company's growth program.

•	Higher income tax expense due to higher earnings before tax.

•	Higher earnings attributable to redeemable noncontrolling interests reflecting stronger performance from the underlying businesses owned through Sponsored Vehicles.

Adjusted earnings per share for the second quarter of 2018 increased by $0.24 over the second quarter of 2017 reflecting the factors noted above, partially offset by a higher average number of shares outstanding following the offering of approximately 33 million of the Company's common shares in December 2017.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from United States dollar denominated businesses were translated at stronger average Canadian dollar exchange rates in the second quarter of 2018 (C$1.29/$US) when compared to the corresponding 2017 period (C$1.34/$US), negatively impacting comparable results. A portion of the United States dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Canadian Mainline	514	312	996	627
Lakehead System	442	426	902	939
Regional Oil Sands System	207	135	428	266
Gulf Coast and Mid-Continent	161	164	339	316
Other[1]	305	287	591	501
Adjusted EBITDA[2]	1,629	1,324	3,256	2,649

Operating Data (average deliveries – thousands of bpd)
Canadian Mainline[3]	2,636	2,449	2,631	2,521
Lakehead System[4]	2,777	2,604	2,771	2,675
Regional Oil Sands System[5]	1,719	1,171	1,751	1,228
International Joint Tariff (IJT)	$4.07	$4.05	$4.07	$4.05
Lakehead System Local Toll	$2.18	$2.43	$2.30	$2.50
Canadian Mainline IJT Residual Toll	$1.89	$1.62	$1.77	$1.55
Canadian Mainline Apportionment[6]	46%	28%	45%	33%
Canadian Mainline Effective FX Rate	$1.26	$1.04	$1.26	$1.04

1	Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other.
2 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.

3	Canadian Mainline throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from western Canada.

4	Lakehead System throughput volume represents mainline system deliveries to the United States mid-west and eastern Canada.

5	Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
6 Heavy apportionment on Canadian Mainline.

Liquids Pipelines adjusted EBITDA increased by $305 million for the second quarter of 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers are summarized below:

•
Higher contribution from the Canadian Mainline primarily due to higher throughput, in part facilitated by capacity optimization initiatives enabled in late 2017, including the utilization of a medium blend product. Also driving an increase in EBITDA contributions were a higher Canadian Mainline IJT residual toll, higher toll surcharges for the recovery of costs related to certain expansion projects, as well as a higher average rate on foreign exchange hedges used to convert United States dollar denominated Canadian Mainline IJT revenues.

•	Lakehead System benefited from higher throughput based on the same factors noted above and lower operating and administrative costs, which more than offset a decrease in the Lakehead Local Toll.

•
Regional Oil Sands System growth was driven by contributions from new projects placed into service in 2017, in particular the Wood Buffalo Extension Pipeline, Athabasca Pipeline Twin and the Norlite diluent pipeline.

•
Gulf Coast and Mid-Continent contributions increased as a result of a higher level of committed take-or-pay contracted volumes on Flanagan South and higher spot shipments on both the Flanagan South and Seaway pipelines as a result of strong demand in the U.S. Gulf Coast for crude from the mid-continent region. These positive factors partially offset the impact of take-or-pay contract relief granted due to upstream apportionment.

•	Other increased primarily as a result of incremental contributions from the Company's acquisition of a minority interest in the Bakken Pipeline System in May 2017.

The IJT and the index component of the Lakehead toll increased to US$4.15 per barrel and
US$2.23 per barrel, respectively. As a result, the Canadian Mainline IJT residual toll has increased from US$1.89 per barrel to US$1.92 per barrel. These tolls were effective July 1, 2018.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
US Gas Transmission	668	674	1,318	929
Canadian Gas Transmission & Midstream	192	137	410	225
Alliance Pipeline	53	44	116	101
US Midstream	86	33	168	75
Other	33	29	66	59
Adjusted EBITDA[1]	1,032	917	2,078	1,389
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

•
Gas Transmission and Midstream adjusted EBITDA increased by $115 million for the second quarter of 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers are set out below:

•
Excluding the negative impact of US dollar foreign exchange translation, US Gas Transmission adjusted EBITDA increased as a result of new capital projects placed into service in 2017 and the first half of 2018, including Sabal Trail, Access South, Adair Southwest and Lebanon Extension.

•	Canadian Gas Transmission & Midstream growth reflected new assets placed into service including High Pine and Wyndwood and further benefited from operational cost efficiencies.

•	Alliance Pipeline increased due to favorable seasonal firm and interruptible revenues driven by strong demand for capacity as a result of wider AECO-Chicago basis differentials.

•	US Midstream benefited from increased throughput and higher commodity prices and fractionation margins at each of Aux Sable, DCP Midstream, LLC (DCP Midstream) and Midcoast Operating, L.P.

As announced in May 2018, the Company entered into an agreement to sell Midcoast Operating, L.P. This transaction closed on August 1, 2018. In addition, as announced in July 2018, the Company has entered into an agreement to sell its Canadian natural gas gathering and processing business but will retain the Westcoast gas transmission system in British Columbia. The sale of the provincially regulated assets which comprise roughly 60% of the proceeds is expected to close in the fourth quarter of 2018, while the remaining National Energy Board regulated assets are expected to close by mid-2019.

GAS DISTRIBUTION

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Enbridge Gas Distribution Inc. (EGD)	188	163	485	384
Union Gas Limited (Union Gas)	166	146	441	233
Other	15	1	89	74
Adjusted EBITDA[1]	369	310	1,015	691

Operating Data
EGD
Volumes (billions of cubic feet)	79	71	266	242
Number of active customers (thousands)[3]	2,193	2,167	2,193	2,167
Heating degree days[4]
Actual	522	462	2,347	2,148
Forecast based on normal weather	488	476	2,320	2,351
Union Gas[2]
Volumes (billions of cubic feet)	270	222	752	371
Number of active customers (thousands)[3]	1,486	1,465	1,486	1,465
Heating degree days[4]
Actual	568	492	2,554	1,093
Forecast based on normal weather	517	514	2,520	1,090
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

2	Reflects operating data post-Merger Transaction.

3	Number of active customers is the number of EGD and Union Gas customers at the end of the period.

4
Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGD’s and Union Gas’ franchise area. It is calculated by accumulating, for the fiscal period, the total number of degrees each day by which the daily mean temperature falls below 18 degrees Celsius.

Gas Distribution adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric usage during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes in a given quarter.

Gas Distribution adjusted EBITDA increased by $59 million for the second quarter 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers were:

•	Higher EBITDA at EGD and Union Gas in the second quarter of 2018 primarily due to a significantly colder month of April which prolonged the heating season in 2018.

•	Incremental contributions from expansion projects placed into service at Union Gas in 2017.

Due to a colder winter and spring within the utility franchise area, EBITDA has been positively impacted by $15 million for the second quarter and $10 million for the first half of 2018 relative to the assumption for normal weather embedded in forecasted rates.

GREEN POWER AND TRANSMISSION

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	125	101	264	202
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Green Power and Transmission adjusted EBITDA increased by $24 million for the second quarter of 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers were:

•	Contributions from the Rampion Offshore wind project, which generated first power in November 2017 and reached full operating capacity during the second quarter of 2018.

•	Lower operating costs at Canadian and United States wind farms.

As announced in May 2018, the Company has entered into an agreement to sell a 49% interest in certain North American onshore renewable power assets and 49% of the Company's interests in two German offshore wind farms under development (collectively, the Renewable Assets). The transaction closed on August 1, 2018. Enbridge will continue to maintain a controlling interest in the Renewable Assets, and will reflect the EBITDA generated by these assets in the results reported by the Green Power and Transmission segment. Earnings attributable to the noncontrolling interest will be captured within Earnings and Adjusted Earnings.

ENERGY SERVICES

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization[1]	62	(3)	84	(7)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Energy Services adjusted EBITDA increased by $65 million for the second quarter of 2018 when compared to the same period in 2017, driven primarily by a widening of crude oil location and quality differentials which provided greater opportunity to generate profitable margins.

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Operating and administrative	1	2	(31)	(14)
Realized foreign exchange hedge settlements	(53)	(70)	(95)	(142)
Adjusted loss before interest, income taxes, and depreciation and amortization[1]	(52)	(68)	(126)	(156)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Eliminations and Other adjusted loss before interest, income taxes, and depreciation and amortization decreased by $16 million for the second quarter of 2018, when compared to the same period in 2017. The quarter-over-quarter improvement is primarily driven by reduced losses on hedge settlements due to more favourable hedge rates and a stronger Canadian dollar in the second quarter of 2018.

Operating and administrative costs captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) net of amounts recovered from business units for the provision of those services.

CONFERENCE CALL

Enbridge will host a joint conference call and webcast on August 3, 2018 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) with Enbridge Income Fund Holdings Inc., Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP to provide an enterprise wide business update and review 2018 second quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 5369238#. The call will be audio webcast live at https://edge.media-server.com/m6/p/ijz44wew. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 5369238#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

FORWARD-LOOKING INFORMATION
Forward-looking information, or forward-looking statements, have been included in this news release to provide information about the Company and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected DCF or DCF per share; expected future cash flows; expected performance of the Company’s businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected credit metrics and debt to EBITDA levels; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected impact on cash flows of the Company’s commercially secured growth program; expected future growth and expansion opportunities; expectations about the Company’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions; estimated future dividends; expected future actions of regulators; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the Merger Transaction including the combined Company’s scale, financial flexibility, growth program, future business prospects and performance and streamlining opportunities; expected impact of United States Tax Reform; the sponsored vehicle strategy, including the proposed simplification of our corporate structure; dividend payout policy; and dividend growth and dividend payout expectation.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the timing and closing of dispositions; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of capital project execution on the Company’s future cash flows; credit ratings; capital project funding; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on the Company, expected EBITDA, adjusted EBITDA, earnings/(loss), adjusted earnings/(loss) and associated per share amounts, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the impact of the Merger Transaction, operating performance, regulatory parameters, dispositions, the proposed simplification of our corporate structure, dividend policy, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is North America's premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 65% of U.S.-bound Canadian crude oil exports; and moves approximately 20% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company's regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 2,500 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past nine years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.
Life takes energy and Enbridge exists to fuel people's quality of life. For more information, visit www.enbridge.com.
None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

DIVIDEND DECLARATION

Our Board of Directors has declared the following quarterly dividends. All dividends are payable on September 1, 2018, to shareholders of record on August 15, 2018.

Dividend per share
Common Shares	$0.67100
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C1	$0.22748
Preference Shares, Series D2	$0.27875
Preference Shares, Series F3	$0.29306
Preference Shares, Series H	$0.25000
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.25000
Preference Shares, Series P	$0.25000
Preference Shares, Series R	$0.25000
Preference Shares, Series 1[4]	US$0.37182
Preference Shares, Series 3	$0.25000
Preference Shares, Series 5	US$0.27500
Preference Shares, Series 7	$0.27500
Preference Shares, Series 9	$0.27500
Preference Shares, Series 11	$0.27500
Preference Shares, Series 13	$0.27500
Preference Shares, Series 15	$0.27500
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19[5]	$0.30625

1
The quarterly dividend per share paid on Series C was increased to $0.22685 from $0.20342 on March 1, 2018, and was increased to $0.22748 from $0.22685 on June 1, 2018, under the dividend rate reset provisions applicable to this series.

2
The quarterly dividend per share paid on Series D was increased to $0.27875 from $0.25000 on March 1, 2018, due to reset of the annual dividend on March 1, 2018, under the dividend rate reset provisions applicable to this series.

3
The quarterly dividend per share paid on Series F was increased to $0.29306 from $0.25000 on June 1, 2018, due to reset of the annual dividend on June 1, 2018, under the dividend rate reset provisions applicable to this series.

4
The quarterly dividend per share paid on Series 1 was increased to US$0.37182 from US$0.25000 on June 1, 2018, due to reset of the annual dividend on June 1, 2018, under the dividend rate reset provisions applicable to this series.

5	The dividend per share on Series 19 increased from $0.26850 to the regular quarterly dividend of $0.30625, effective June 1, 2018.

NON-GAAP RECONCILATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share, and DCF. Management believes the presentation of adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, non-recurring or non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, non-recurring or non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, noncontrolling interests and redeemable noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains and ineffectiveness on hedges which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS
CONSOLIDATED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(millions of Canadian dollars)
Liquids Pipelines	1,322	1,657	2,478	3,137
Gas Transmission and Midstream	1,014	932	1,140	1,407
Gas Distribution	370	310	1,006	697
Green Power and Transmission	126	101	235	202
Energy Services	35	(17)	204	139
Eliminations and Other	(118)	(16)	(397)	(314)
EBITDA	2,749	2,967	4,666	5,268
Depreciation and amortization	(829)	(868)	(1,653)	(1,540)
Interest expense	(690)	(565)	(1,346)	(1,051)
Income taxes	97	(293)	170	(491)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(167)	(241)	(143)	(465)
Preference share dividends	(89)	(81)	(178)	(164)
Earnings attributable to common shareholders	1,071	919	1,516	1,557

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,629	1,324	3,256	2,649
Gas Transmission and Midstream	1,032	917	2,078	1,389
Gas Distribution	369	310	1,015	691
Green Power and Transmission	125	101	264	202
Energy Services	62	(3)	84	(7)
Eliminations and Other	(52)	(68)	(126)	(156)
Adjusted EBITDA	3,165	2,581	6,571	4,768
Depreciation and amortization	(829)	(868)	(1,653)	(1,540)
Interest expense	(677)	(588)	(1,299)	(1,053)
Income taxes	(233)	(194)	(489)	(338)
Noncontrolling interests and redeemable noncontrolling interests	(243)	(188)	(483)	(336)
Preference share dividends	(89)	(81)	(178)	(164)
Adjusted earnings	1,094	662	2,469	1,337
Adjusted earnings per common share	0.65	0.41	1.47	0.95

EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	2,749	2,967	4,666	5,268
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	298	(461)	575	(877)
Asset write-down loss	10	—	1,067	—
Gain on sale of pipe and project wind-down costs	—	(67)	—	(62)
Employee severance, transition and transformation costs	29	79	126	208
Transaction costs	—	26	—	178
Asset monetization costs	20	—	20	—
Project development costs	4	24	7	25
Other	55	13	110	28
Total adjusting items	416	(386)	1,905	(500)
Adjusted EBITDA	3,165	2,581	6,571	4,768
Depreciation and amortization	(829)	(868)	(1,653)	(1,540)
Interest expense	(690)	(565)	(1,346)	(1,051)
Income taxes	97	(293)	170	(491)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(167)	(241)	(143)	(465)
Preference share dividends	(89)	(81)	(178)	(164)
Adjusting items in respect of:
Interest expense	13	(23)	47	(2)
Income taxes	(330)	99	(659)	153
Noncontrolling interests and redeemable noncontrolling interests	(76)	53	(340)	129
Adjusted earnings	1,094	662	2,469	1,337
Adjusted earnings per common share	0.65	0.41	1.47	0.95

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,629	1,324	3,256	2,649
Change in unrealized derivative fair value gain/(loss)	(275)	274	(573)	438
Asset write-down loss	(10)	—	(154)	—
Gain on sale of pipe and project wind-down costs	—	67	—	62
Leak remediation costs, net of leak insurance recoveries	—	(5)	—	(8)
Project development costs	—	(3)	(3)	(4)
Employee severance, transition and transformation costs	(2)	—	(28)	—
United States tax reform - regulatory asset adjustment	(20)	—	(20)	—
Total adjustments	(307)	333	(778)	488
EBITDA	1,322	1,657	2,478	3,137

GAS TRANSMISSION AND MIDSTREAM

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,032	917	2,078	1,389
Change in unrealized derivative fair value gain/(loss)	(4)	17	2	27
Asset write-down loss	—	—	(913)	—
Pipeline inspection and other	1	(7)	(1)	(9)
DCP Midstream equity earnings adjustment	(15)	6	(19)	4
Transaction costs	—	(1)	—	(4)
Employee severance, transition and transformation costs	—	—	(7)	—
Total adjustments	(18)	15	(938)	18
EBITDA	1,014	932	1,140	1,407

GAS DISTRIBUTION

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	369	310	1,015	691
Change in unrealized derivative fair value gain	2	—	3	10
Noverco Inc. equity earnings adjustment	—	—	(9)	—
Employee severance, transition and transformation costs	(1)	—	(3)	(4)
Total adjustments	1	—	(9)	6
EBITDA	370	310	1,006	697

GREEN POWER AND TRANSMISSION

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	125	101	264	202
Change in unrealized derivative fair value gain	1	—	4	—
Equity investment asset impairment	—	—	(33)	—
Total adjustments	1	—	(29)	—
EBITDA	126	101	235	202

ENERGY SERVICES

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	62	(3)	84	(7)
Change in unrealized derivative fair value gain/(loss)	(27)	(14)	120	146
Total adjustments	(27)	(14)	120	146
Earnings/(loss) before interest, income taxes, and depreciation and amortization	35	(17)	204	139

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted loss before interest, income taxes, and depreciation and amortization	(52)	(68)	(126)	(156)
Change in unrealized derivative fair value gain/(loss)	5	184	(131)	256
Unrealized intercompany foreign exchange loss	(8)	(7)	(9)	(15)
Asset impairment	—	—	(6)	—
Loss on sale	(13)	—	(13)	—
Asset monetization costs	(20)	—	(20)	—
Project development costs	(4)	(21)	(4)	(21)
Transaction costs	—	(25)	—	(174)
Employee severance, transition and transformation costs	(26)	(79)	(88)	(204)
Total adjustments	(66)	52	(271)	(158)
Loss before interest, income taxes, and depreciation and amortization	(118)	(16)	(397)	(314)

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	3,344	1,971	6,538	3,747
Adjusted for changes in operating assets and liabilities	(978)	(157)	(1,600)	(497)
	2,366	1,814	4,938	3,250
Distributions to noncontrolling interests and redeemable noncontrolling interests	(306)	(258)	(599)	(503)
Preference share dividends	(87)	(81)	(174)	(164)
Maintenance capital expenditures[1]	(294)	(374)	(459)	(556)
Significant adjusting items:
Other receipts of cash not recognized in revenue[2]	28	64	104	111
Transaction costs	—	47	—	199
Employee severance, transition and transformation costs	38	79	170	206
Other items	113	33	190	(4)
DCF	1,858	1,324	4,170	2,539

1
Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

2 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.